EMPLOYMENT AGREEMENT

         AGREEMENT, made as of the 1st day of July, 1996 between MAKO MARINE INTERNATIONAL, INC., a Florida corporation, having its principal place of business at 4355 N.W. 128 Street, Miami, Florida 33054 (the "Employer") and HUGH LANDON RUSS, JR., residing at 24-14 Cleveland Street, Hollywood, Florida 33020 (the "Employee").

                             BACKGROUND OF AGREEMENT

         WHEREAS, the Employee is presently employed by the Employer as Executive Vice President pursuant to an oral understanding;

         WHEREAS, the Employer desires to continue to employ the Employee and reduce to writing the terms of the Employee's employment; and

         WHEREAS, the Employee desires to remain in the employ of the Employer on the terms hereinafter set forth.

         THEREFORE, it is mutually agreed between the parties as follows:

         1. Employment; Duties. The Employer hereby employs the Employee as Executive Vice President to supervise and direct the operations of the Employer, and to perform such other duties consistent with such position as may be assigned to the Employee by the President of the Employer or board of directors, and Employee does hereby accept such employment. Employee shall devote his full business time, attention, energies, and best efforts, to the business of the Employer and foster the best interests of the Employer and shall follow and enforce all of the Employer's work rules. Employee recognizes that the services to be performed by him hereunder may require him to travel outside of Southern


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Florida but he shall not be required to relocate  from his present  residence to perform his duties hereunder.

         2. Term. Subject to the earlier termination provisions herein, the Employee's employment shall continue until June 30, 1999.

         3. Compensation. As full compensation for his services hereunder, the Employer shall pay, and the Employee shall accept, an annual base salary in the sum of One Hundred Thousand Dollars ($100,000) payable in accordance with the Employer's payroll practices in effect from time to time. The base salary shall be increased as of July 1 of each year (each an "Adjustment Date") commencing July 1, 1997 by an amount equal to the Employee's then base salary multiplied by a fraction, the numerator of which is the difference between the Consumer Price Index for Miami, Florida ("CPI") on each Adjustment Date during the Term and the CPI on the date hereof and the denominator is the CPI on the date hereof.

         The Employer may, from time to time, consider annual bonuses for the Employee's based upon the Employee's performance and the performance of the Employer generally, but nothing contained herein shall obligate the Employer to grant the Employee any bonus.

         4. Benefits. The Employer shall provide the Employee with hospital and major medical insurance coverage consistent with the coverage afforded other senior officers of the Employer. In addition, the Employer shall furnish the Employee the use of a 19__ Ford Explorer and pay the insurance therefore (but no other operating expenses). The Employee shall be entitled to such paid vacations

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sick days and other benefits as are provided to employees generally.

         5. Termination. This Agreement and all the rights of the Employee hereunder shall terminate (a) upon the death of Employee, (b) if the Employee is unable to perform his duties hereunder as a result of the physical or mental incapacity of the Employee and such inability continues for a period of eight
(8) consecutive weeks or twelve (12) weeks in any fifty two (52) week period, or
(c) for cause. For purposes of this Agreement, "for cause" means the breach by the Employee of the terms of this Agreement which is not cured within five (5) days following receipt of written notice or neglect of duty, gross negligence or reckless, willful misconduct or the conviction (or plea of nolo contendere) of the Employee of a crime which constitutes a felony in the jurisdiction involved during the term hereof.

         6. Non-Competition. In consideration of the covenants and undertakings of the Employer, the Employee agrees that, during the term of his employment hereunder, and for a period of one (1) year thereafter, the Employee will not, in any area in which the Employer is doing business at the time of the Employee's termination, become associated with any entity whether as employee, agent, shareholder, director, partner, officer or otherwise, which is engaged in any business which is then being engaged in or contemplated by the Employer.

         7. Non-Disclosure of Information. The Employee acknowledges that as a consequence of his relationship with the Employer, he has been and will be given

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access to confidential information including, without limitation, trade secrets,
methods  of  operation,  procedures,   improvements,  systems,  customer  lists,
suppliers, and other private and confidential matters concerning the Employer's business (collectively "Confidential Information"). In consideration of the covenants of the Employer under this Agreement, the Employee agrees that while employed and indefinitely thereafter the termination of his employment he shall maintain such Confidential Information in strictest confidence and shall not disclose such Confidential Information to third parties, except for the benefit of the Employer or in the course of performing his duties for the Employer.

         8.  Injunctive  Relief.  In the event that the  covenants  contained in
Section 6 or 7 are breached by the Employee, the Employer shall, be entitled to an injunction restraining the Employee from disclosing in whole or in part the Employer's Confidential Information. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to it for such breach or threatened breach.

         9. Expenses. The Employee will be reimbursed for any reasonable business expenses incurred by him in the course of his employment upon presentation of expense statements or vouchers and such other supporting information as the Employer may from time to time reasonably request.

         10. Employee Stock Option. The Employee has heretofore been granted options to acquire 15,000 shares of the Employer pursuant to the Employer's

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Employee Stock Option Plan.  Nothing  contained herein is intended to modify and affect such awards which remain subject to the terms of such Plan.

         11. Damages. Any provision to the contrary herein notwithstanding, in the event of a breach of any provision of this Agreement by the Employer, the Employee shall be limited to seeking relief for recovery of the base compensation set forth herein less any monies earned by the Employee from other employment.

         12. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. It may not be changed except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         13. Assignment. This Agreement shall inure to the benefit of the Employee and the Employer and be binding upon the employee and the Employer and the Employer's successors and assigns.

         14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         15. Enforceability. In the event that it is determined that this Agreement is enforceable in any respect, it shall be construed to apply and be enforceable to the maximum extent permitted by applicable law.

         16. Notices. All notices to the Employee will be sent by certified mail, return receipt requested, to the address set forth above. Notice by the Employee to the Employer will be sent certified mail, return receipt requested

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to the address set forth above,  with a copy to Alan C. Winick,  Esq.,  Winick &
Rich, P.C., 919 Third Avenue, New York, New York 10022. Either party shall have the right from time to time to notify the other in writing of changes in the designations under this paragraph.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    MAKO MARINE INTERNATIONAL, INC.



                                    By: /s/ Douglas W. Baena
                                        President



                                    /s/ Hugh Landon Russ, Jr.



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